As filed with the Securities and Exchange Commission on April 29, 2013

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JUST ENERGY GROUP INC.

(Exact name of Registrant as specified in its charter)

Canada	4924	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6345 Dixie Road, Suite 200

Mississauga, Ontario, Canada L5T 2E6

(905) 795-4206

(Address and telephone number of Registrant’s principal executive offices)

JUST ENERGY (U.S.) CORP.

5251 Westheimer Road, Suite 1000

Houston, Texas 77056

(905) 670-4440

(Name, address and telephone number of agent for service in the United States)

Copies to:

Christopher W. Morgan

Skadden, Arps, Slate, Meagher & Flom LLP

222 Bay Street, Suite 1750

Toronto, Ontario, Canada

M5K 1J5

(416) 777-4700

Approximate date of commencement of proposed sale of the securities to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Shares	$6.14	$49,120,000	$6,699.97

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low sale prices of the Common Shares reported on the New York Stock Exchange on April 24, 2013.

PROSPECTUS

Amended and Restated Dividend Reinvestment and Share Purchase Plan

8,000,000 Common Shares

JUST ENERGY GROUP INC.

Just Energy Group Inc. (“Just Energy”, the “Corporation”, “we” or “us”) is offering its common shares (“Common Shares”) through its Amended and Restated Dividend Reinvestment and Share Purchase Plan (the “Plan”). The Plan provides you with an economical and convenient way to purchase additional Common Shares. The Common Shares are traded on the New York Stock Exchange (the “NYSE”) and on the Toronto Stock Exchange (the “TSX”) under the symbol “JE.” On April 25, 2013, the last reported trading price of the Common Shares was US$6.36 on the NYSE and Cdn$6.50 on the TSX. Some of the significant features of the Plan are as follows:

•	Any holder of a minimum of 100 Common Shares may participate in the Plan.

•

You may purchase additional Common Shares by automatically reinvesting all or any portion of the cash dividends paid on your Common Shares, or through Optional Cash Payments (as defined herein), to a maximum of Cdn$10,000 per month, subject to a minimum of Cdn$500 per month and a maximum of Cdn$100,000 per year (Cdn$40,000 per year in the case of U.S. residents).

•

Common Shares distributed under the Plan will, at our option, be issued from the treasury of the Corporation at a discount of up to 5% (which shall initially be set at 2%) from the Average Market Price (as defined herein) (provided that such discount will not apply in respect of Optional Cash Payment purchases) or be purchased by the Plan Agent (as defined herein) in the Canadian open market, without any discount, or a combination of both, and, in each case, in the manner specified herein.

•

We cannot estimate anticipated proceeds from sales of Common Shares pursuant to the Plan, which will depend upon the market price of the Common Shares, the extent of Shareholder participation in the Plan and other factors. We will not pay underwriting commissions in connection with the Plan.

•

Your participation in the Plan is voluntary and you may commence or terminate your participation at any time. If you do not elect to participate in the Plan, you will continue to receive cash dividends, as declared, in the usual manner.

Investing in our Common Shares involves risks. See “Risk Factors” on page 4 of this prospectus for a discussion of certain factors relevant to an investment in Common Shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 29, 2013.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, accordingly, file reports with and furnish other information to the U.S. Securities and Exchange Commission (the “Commission”). Under the multi-jurisdictional disclosure system adopted by the United States and Canada, these reports and other information (including financial information) may be prepared, in part, in accordance with the disclosure requirements of Canada, which differ from those in the United States. We are exempt from the rules under Section 14 of the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Under the Exchange Act, we are not required to publish financial statements as frequently or as promptly as U.S. companies.

The reports and other information we file with or furnish to the Commission in accordance with the Exchange Act can be inspected and copied, at prescribed rates, at the public reference room maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. You may call the Commission at 1-800-SEC-0330 for more information on the operation of the public reference room. The Commission maintains a website at www.sec.gov that contains reports and other information that we file or furnish electronically with the Commission. You can also find information about the Company on our website at www.justenergy.com. Any information that is included on or linked to our website is not a part of this prospectus.

We have filed under the U.S. Securities Act of 1933, as amended (the “Securities Act”), a registration statement on Form F-3 relating to the Plan. This prospectus forms a part of the registration statement. This prospectus does not contain all of the information included in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information about us and the Common Shares, you are encouraged to refer to the registration statement and the exhibits that are incorporated by reference into it. Statements contained in this prospectus describing provisions of the Plan are not necessarily complete, and in each instance reference is made to the copy of the Plan that is included as an exhibit to the registration statement, and each such statement in this prospectus is qualified in all respects by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” into this prospectus certain documents that we file with or furnish to the Commission. This means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be an important part of this prospectus, and later information that we file with the Commission will automatically update and supersede that information. The following documents, which we have filed with or furnished to the Commission, are specifically incorporated by reference into this prospectus:

•	our Annual Report on Form 40-F for the year ended March 31, 2012, which contains our audited consolidated financial statements for such fiscal year;

•

our current reports on Form 6-K filed with the Commission on June 1, 2012, August 9, 2012 (Film No. 121021500), November 8, 2012 (excluding Exhibit 99.1), December 20, 2012, February 8, 2012 (excluding Exhibit 99.1) (Film No. 13585569), and April 24, 2013; and

•	the description of the Common Shares contained in our Registration Statement on Form 40-F filed with the Commission on January 19, 2012, including any amendment or report updating such description.

In addition, all subsequent Annual Reports on Form 40-F, Form 20-F, or Form 10-K, and all subsequent filings on Form 10-Q or Form 8-K, that we file pursuant to the Exchange Act prior to the termination of this offering are hereby deemed to be incorporated by reference into this prospectus. Also, we may incorporate by reference our future Current Reports on Form 6-K subsequent to the date of this prospectus by stating in such Reports that they are being incorporated by reference into this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon written or oral request, a copy of any or all of the documents referred to above that have been or may be incorporated by reference in this prospectus. Requests for copies should be directed to Just Energy Group Inc. at 6345 Dixie Road, Suite 200, Mississauga, Ontario, Canada, L5T 2E6 (905) 795-4206.

You may also inspect information about Just Energy Group Inc. at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any other later filed document which also is incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES IN THE UNITED STATES

We are a corporation incorporated under, and governed by, the Canada Business Corporations Act (the “CBCA”). A majority of our directors and officers, and the experts named in this prospectus, including the documents incorporated by reference herein, are residents of Canada or otherwise reside outside the United States, and a substantial portion of their assets, and our assets, are located outside the United States. We have appointed an agent for service of process in the United States, but it may be difficult for holders of Common Shares who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States, or to realize in the United States upon judgments of the courts of the United States that are based on the civil liability provisions of the United States federal securities laws. It may also be difficult for investors to bring an action in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws.

RISK FACTORS

Before you decide to participate in the Plan and invest in Common Shares, you should be aware of the following material risks in making such an investment. These risks are not the only ones we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations and the risks described below may adversely affect our business in ways we have not described or do not currently anticipate. In addition, you should consult your own financial and legal advisors before making an investment.

Risks Related to Our Company and Our Business

You should consider carefully the information in this prospectus together with all information incorporated by reference in this prospectus, including the matters set forth in the section “Risk and risk management” in our Annual Report on Form 40-F before you decide to participate in the Plan and purchase Common Shares.

Risks Related to the Plan

You will not know the price of the Common Shares you are purchasing under the Plan at the time you authorize the investment or elect to have your distributions reinvested.

The price of the Common Shares may fluctuate between the time you decide to purchase Common Shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision.

FORWARD-LOOKING STATEMENTS

Certain statements contained and incorporated by reference into this prospectus constitute “forward-looking statements.” When used in this prospectus or the documents incorporated by reference herein, the words “may,” “expect,” “plan,” “anticipate,” “estimate,” “forecast,” “outlook,” “potential,” “continue,” “should,” “likely” or the negative of these terms or other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not statements of historical fact but reflect expectations, estimates and projections.

Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results or events to differ materially from current expectations. Some of the risks and other factors which could cause actual results to differ materially from those expressed in the forward-looking statements contained in this prospectus and the documents incorporated by reference herein include, but are not limited to:

•	general economic and business conditions in North America and globally;

•	the ability of management to execute its business plan;

•	levels of customer natural gas and electricity consumption;

•	rates of customer additions, attrition and renewals;

•	extreme weather conditions;

•	fluctuations in natural gas and electricity prices and interest and exchange rates;

•	actions taken by governmental authorities, including energy marketing regulation, increases in taxes and changes in government regulations and incentive programs;

•	dependence on suppliers;

•	risks inherent in marketing operations, including credit risk;

•	potential delays or changes in plans with respect to capital expenditures and the availability of capital on acceptable terms;

•	availability of sufficient financial resources to fund our capital expenditures;

•	our inability to obtain required consents, permits or approvals;

•	incorrect assessments of the value of acquisitions;

•	our failure of the Corporation to realize the anticipated benefits of any acquisition;

•	known or unknown liabilities acquired pursuant to acquisitions;

•	volatility in the stock markets and in market valuations; and

•	competition for, among other things, customers, supply, capital and skilled personnel.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks that predictions, forecasts, projections and other forward-looking statements will not be achieved. The factors listed above should be considered carefully and we caution you not to place undue reliance on these statements as a number of important factors could cause the actual results to differ materially from the beliefs, plans, objectives, expectations, anticipations, estimates and intentions expressed in such forward-looking statements.

You are cautioned that the foregoing list of factors that may affect future results is not exhaustive. When relying on our forward-looking statements to make decisions with respect to us and the Common Shares, you should carefully consider the foregoing factors and other uncertainties and potential events. No assurance can be given that the expectations reflected in the forward looking statements contained or incorporated by reference in this prospectus will prove to be correct. Furthermore, the forward-looking statements are made as of the date of the document in which they appear and we do not undertake any obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. The forward-looking statements contained in this prospectus, including the documents incorporated by reference herein, are expressly qualified by this cautionary statement.

EXCHANGE RATE INFORMATION

In this prospectus, unless otherwise indicated, all references to “dollars” or “Cdn$” are to Canadian dollars. The Bank of Canada noon rate on April 25, 2013 was Cdn$1.00 = US$0.98. The following table sets forth, for the dates indicated, certain exchange rate information based on the Bank of Canada rate for Cdn$1.00 expressed in U.S. dollars:

	Fiscal Year Ended March 31,		Nine Months Ended December 31,
	2012	2011	2012	2011

Average rate for period	1.01	0.98	1.00	1.01

Rate at end of period	1.00	1.03	1.01	0.98

High for period	1.06	1.03	1.03	1.06

Low for period	0.94	0.93	0.96	0.94

OVERVIEW OF THE COMPANY

Our principal business involves the sale of natural gas and/or electricity to residential and commercial customers in Canada, the United States and the United Kingdom under long-term fixed-price, price-protected or variable-priced contracts. We derive our margin or gross profit from the difference between the price at which we are able to sell the natural gas and electricity to our customers and the price at which we purchase the associated volumes from our suppliers.

We also offer “green” products through our JustGreen and JustGreen Lifestyle programs. The electricity JustGreen product offers our customers the option of having all or a portion of their electricity sourced from renewable green sources such as wind, run of the river hydro or biomass. The natural gas JustGreen product offers carbon offset credits which enable our customers to reduce or eliminate the carbon footprint of their home or business associated with the natural gas purchased from us. The JustGreen Lifestyle program enables customers in certain jurisdictions to offset their carbon footprint without purchasing electricity or natural gas from us. We also offer our customers in New Jersey, Pennsylvania and Maryland the ability to receive solar power through panels installed on their roofs.

In addition to our energy and JustGreen and JustGreen Lifestyle businesses, we rent and sell smart thermostats, high efficiency and tankless water heaters, air conditioners and furnaces, and produce and sell wheat-based ethanol. We also owns a 15% interest in ecobee Inc., a Toronto, Ontario based company that designs, manufactures and distributes Smart thermostats to residential and commercial customers throughout North America.

Just Energy is a corporation incorporated under the CBCA. Our head office is located at 6345 Dixie Road, Suite 200, Mississauga, Ontario, L5T 2E6 and our registered office is located at First Canadian Place, 100 King Street West, Toronto, Ontario, M5X 1E1.

For further information regarding us, our subsidiaries and our business activities, see the documents incorporated by reference herein.

USE OF PROCEEDS

The net proceeds from the sale of the Common Shares will be principally used for general corporate purposes. We have no basis for estimating precisely either the number of Common Shares that may be sold under the Plan or the prices at which such Common Shares may be sold. The amount of proceeds that we will receive will depend on the market price of the Common Shares, the extent of Shareholder participation in the Plan and other factors.

THE PLAN

The following is a summary of the material attributes of the Plan. The summary does not purport to be complete and is subject to, and qualified in its entirety by, reference to the complete Plan that is filed as an exhibit to the registration statement of which this prospectus forms a part. The Plan will be effective as of May 1, 2013.

Introduction

The Plan permits holders of a minimum of 100 Common Shares wherever resident: (a) to acquire additional Common Shares by automatically reinvesting all or any portion of the cash dividends paid on their Common Shares, and (b) to purchase additional Common Shares by making Optional Cash Payments of up to a maximum of Cdn$10,000 per month, subject to a minimum of Cdn$500 per month and a maximum of Cdn$100,000 per year (Cdn$40,000 per year in the case of residents of the United States).

Common Shares distributed under the Plan will, at the option of the Corporation:

•

in the case of clause (a) above, be issued from the treasury of the Corporation at a discount of up to 5% or be purchased by the Plan Agent in the Canadian open market without any discount, or a combination of both, and, in each case, in the manner specified herein; and

•

in the case of clause (b) above, be issued from treasury of the Corporation at the Average Market Price or be purchased by the Plan Agent in the Canadian open market without any discount, or a combination of both, and, in each case, in the manner specified herein.

The Plan is a continuation of and replacement for the Predecessor Plan so that qualified and current participants under the Predecessor Plan are not required to take any action to continue their participation under the Plan.

Definitions

Unless the context otherwise requires, capitalized terms used in the Plan have the following definitions:

“Average Market Price” has, as the context dictates, the meaning set out in the Section titled “Purchase of Common Shares under the Plan – Price of Market Purchase Shares” or the section titled “Purchase of Common Shares under the Plan – Price of Treasury Purchase Shares”;

“Beneficial owner” means a beneficial owner of Common Shares that are registered in the name of CDS, DTC or a broker, investment dealer, financial institution or other nominee;

“Board” means the board of directors of the Corporation, as it may be constituted from time to time;

“Business Day” means any day on which the Plan Agent’s offices are generally open for the transaction of commercial business, but does not in any event include a Saturday, Sunday or civic or statutory holiday in the Province of Ontario;

“CDS” refers to CDS Clearing and Depository Services Inc. (or its nominee), which acts as a nominee for certain Canadian brokers, investment dealers, financial institutions and other nominees, as applicable;

“CDS Participants” refers to brokers, investment dealers, financial institutions or other nominees in their capacity as participants in the CDS depository service;

“Common Shares” means the common shares in the capital of the Corporation;

“Corporation” means Just Energy Group Inc.;

“Dividend Payment Date” means a date on which cash dividends are paid on Common Shares;

“Dividend Record Date” means a record date for the payment of cash dividends on Common Shares;

“DRS Advice” means a Direct Registration System (DRS) Advice, which details transactions, if any, and confirms the number of securities held in book-entry form;

“DTC” means The Depository Trust Company (or its nominee), which acts as nominee for certain United States brokers, investment dealers, financial institutions and other nominees, as applicable;

“DTC Participants” refers to brokers, investment dealers, financial institutions or other nominees in their capacity as participants in the DTC depository service;

“Enrollment Form” has the meaning set out in the Section titled “Participation in the Plan – Enrollment – Registered Shareholders”;

“Investment Date” means the Dividend Payment Date on which the Plan Agent purchases Common Shares for the benefit of Participants pursuant to the Plan;

“Market Purchase” has the meaning set out in the Section titled “Purchase of Common Shares Under the Plan – Source of Plan Shares”;

“Market Purchase Shares” means Plan Shares acquired by the Plan Agent pursuant to a Market Purchase;

“Nominees” refers to brokers, investment dealers, financial institutions or other nominees (other than CDS or DTC) who hold Common Shares registered in their own names on behalf of beneficial owners of Common Shares and who are acting on behalf of such beneficial owners hereunder;

“Optional Cash Payments” has the meaning set out in the Section titled “Purchase of Common Shares Under the Plan – Optional Cash Payments”, subject to the limitations therein and described in the section titled “Introduction”;

“Optional Cash Purchase Shares” has the meaning set out in the Section titled “Purchase of Common Shares Under the Plan – Optional Cash Payments”;

“Optional Purchase Form” has the meaning set out in the Section titled “Purchase of Common Shares Under the Plan – Optional Cash Payments”;

“Participants” means registered Shareholders who, on the applicable Dividend Record Date, have all or any portion of their Common Shares enrolled in the Plan; provided, however, that CDS, DTC and Nominees, as the case may be, shall be Participants only to the extent that CDS, DTC or the Nominees, respectively, have enrolled in the Plan on behalf of beneficial owners of Common Shares;

“Plan” means the Just Energy Group Inc. Dividend Reinvestment and Optional Share Purchase Plan, as it may be amended or supplemented from time to time;

“Plan Agent” means Computershare Trust Company of Canada, or such other agent as may be appointed by the Corporation from time to time to administer the Plan;

“Plan Shares” has the meaning set out in the Section titled “Purchase of Common Shares Under the Plan – Aggregation of Dividends”;

“Predecessor Plan” means the Just Energy Group Inc. Dividend Reinvestment and Share Purchase Plan as amended and restated on January 1, 2011;

“Shareholder” means a holder of Common Shares;

“trading day” means a day on which not less than 500 Common Shares were traded on the Toronto Stock Exchange;

“Treasury Purchase” has the meaning set out in the Section titled “Purchase of Common Shares Under the Plan – Source of Plan Shares”; and

“Treasury Purchase Shares” means Plan Shares acquired by the Plan Agent pursuant to a Treasury Purchase.

Participation in the Plan

Eligibility

Subject to the provisions of this Section, all registered and beneficial Shareholders resident in Canada or in the United States can participate in the Plan. Registered and beneficial Shareholders resident in jurisdictions other than Canada and the United States can also participate in the Plan, subject to proof of compliance with any restrictions of laws in the applicable Shareholder’s jurisdiction of residence.

Enrollment – Registered Shareholders

Registered Shareholders may enroll all or any portion of their Common Shares in the Plan by duly completing, signing and returning a Reinvestment Enrollment – Participation Declaration Form (the “Enrollment Form”) to the Plan Agent, or enroll online through the Plan Agent’s self-service web portal, Investor Centre, located at www.investorcentre.com. Registered Shareholders may obtain an Enrollment Form by contacting the Plan Agent in any manner specified in the Section titled “Notices and Correspondence”, or by following the instructions provided on the Corporation’s website at www.justenergygroup.com. Each of CDS and DTC will provide separate instructions to the Plan Agent regarding the extent of its participation in the Plan on behalf of beneficial Shareholders.

The Enrollment Form or instructions from CDS or DTC, as applicable, will direct (or be deemed to direct, as applicable) the Corporation to forward to the Plan Agent all cash dividends in respect of Common Shares registered in the name of the Participant that are enrolled in the Plan and will direct (or be deemed to direct, as applicable) the Plan Agent to reinvest such cash dividends, and Optional Cash Payments, if any, together with cash dividends in respect of Common Shares held by the Plan Agent for the Participant’s account under the Plan, in Plan Shares in accordance with the Plan.

An Enrollment Form must be received by the Plan Agent no later than 4:00 p.m. (Toronto time) on the fifth (5th) Business Day immediately preceding a Dividend Record Date in order to take effect on the Dividend Payment Date to which such Dividend Record Date relates. If an Enrollment Form is received by the Plan Agent from a registered Shareholder after that time, the Enrollment Form will not take effect on such Dividend Payment Date and will only take effect on the next following and subsequent Dividend Payment Dates. Instructions from CDS or DTC must be received by the Plan Agent in accordance with the standard and customary industry practices.

Enrollment – Beneficial Owners of Common Shares

Beneficial owners of Common Shares registered in the name of CDS, DTC or a Nominee may not directly enroll in the Plan in respect of those Common Shares, but must instead either (i) have the Common Shares transferred into their own name and then enroll such Common Shares by completing the Enrollment Form in the Section titled “Enrollment – Registered Shareholder” and enrolling in the Plan directly, or (ii) make appropriate arrangements with the broker, investment dealer, financial institution or other nominee who holds their Common Shares to enroll in the Plan on their behalf, either as a Nominee that delivers a completed and executed Enrollment Form to the Plan Agent in any manner specified in the Section titled “Notices and Correspondence”, or, if applicable, as a CDS Participant or a DTC Participant through instructions from CDS or DTC, respectively.

Where a beneficial owner of Common Shares wishes to enroll in the Plan through a CDS Participant or a DTC Participant in respect of Common Shares registered through CDS or DTC, appropriate instructions must be received by CDS or DTC, as applicable, from the CDS Participant or DTC Participant not later than such deadline as may be established by CDS or DTC from time to time, in order for the instructions to take effect on the Dividend Payment Date to which that Dividend Record Date relates.

Beneficial owners of Common Shares should contact the broker, investment dealer, financial institution or other nominee who holds their Common Shares to provide instructions regarding their participation in the Plan and to inquire about any applicable deadlines that the nominee may impose or be subject to.

Continued Enrollment

Common Shares enrolled by a Participant (other than CDS or DTC) in the Plan will remain enrolled in and will automatically continue to be enrolled in the Plan until such time as the Plan is terminated by the Corporation or until the Participant’s enrollment is terminated by the Participant or by the Corporation. The Plan Shares acquired under the Plan for the account of the Participant will automatically be enrolled in the Plan.

CDS or DTC, as applicable, will provide instructions to the Plan Agent regarding the extent of its participation in the Plan, on behalf of beneficial owners of Common Shares, in respect of every Dividend Payment Date on which cash dividends otherwise payable to CDS or DTC, as applicable, as Shareholder of record, are to be reinvested under the Plan.

Common Shares purchased by a Participant outside of the Plan and registered in exactly the same manner as Common Shares enrolled in the Plan will be automatically enrolled in the Plan in the same proportion as indicated on the Participant’s Enrollment Form. Common Shares purchased by a Participant outside of the Plan that are not registered in exactly the same name or manner as Common Shares enrolled in the Plan will not be automatically enrolled in the Plan. Participants are advised to contact the Plan Agent in the event that the Participant wishes to enroll such additional Common Shares in the Plan.

Restrictions

Subject to applicable law and regulatory policy, the Corporation reserves the right to determine, from time to time, a minimum number of Common Shares (other than the current minimum holding requirement of 100 Common Shares) that a Participant must hold in order to be eligible to participate in, or continue to participate in, the Plan. Without limitation, the Corporation further reserves the right to refuse participation in the Plan to, or terminate the participation of, any person, in the sole opinion of the Corporation, who is participating in the Plan primarily with a view to arbitrage trading, whose participation in the Plan is part of a scheme to avoid applicable legal requirements or engage in unlawful behaviour or who has been artificially accumulating securities of the Corporation for the purpose of taking undue advantage of the Plan to the detriment of the Corporation. The Corporation may also deny the right to participate in the Plan to any person or terminate the participation of any Participant in the Plan if the Corporation deems it advisable under any laws or regulations.

Fees

Participants will not be responsible for any brokerage commissions, administration costs or other service charges in connection with the purchase by the Plan Agent of Plan Shares on behalf of the Participants. All such costs will be paid by the Corporation. Plan Shares purchased on behalf of a Participant are either purchased directly from the treasury of the Corporation, in which case there are no brokerage commissions, or purchased in the open market on a stock exchange, in which case all brokerage commissions are paid by the Corporation.

Beneficial owners of Common Shares who wish to participate in the Plan through the broker, investment dealer, financial institution or other nominee who holds their Common Shares should consult that nominee to confirm what fees, if any, the nominee may charge to enroll all or any portion of such beneficial owners’ Common Shares in the Plan on their behalf or whether the nominee’s policies might result in any costs otherwise becoming payable by such beneficial owners.

The Plan Agent

Administration of the Plan

Computershare Trust Company of Canada has been appointed to administer the Plan on behalf of the Corporation and the Participants pursuant to an agreement between the Corporation and the Plan Agent. If Computershare Trust Company of Canada ceases to act as Plan Agent for any reason, another qualified entity will be designated by the Corporation to act as Plan Agent and Participants will be promptly notified of the change.

All funds received by the Plan Agent under the Plan (which consists of cash dividends received from the Corporation and Optional Cash Payments received pursuant to the Section titled “Purchase of Common Shares Under the Plan – Optional Cash Payments”) will be applied to the purchase of Plan Shares. In no event will interest be paid to Participants on any funds held for reinvestment under the Plan.

Notwithstanding the foregoing, all issues of interpretation arising in connection with the Plan or its application shall be conclusively determined by the Corporation. See the Section titled “Miscellaneous – Rules.”

Dealing in Corporation Securities

The Plan Agent or its affiliates may, from time to time, for their own account or on behalf of accounts managed by them, deal in securities of the Corporation and will not be liable to account to the Corporation or to Participants in respect of such dealings.

The Plan Agent will not exercise any direct or indirect control over the price paid for Plan Shares purchased under the Plan.

Adherence to Regulation

The Plan Agent is required to comply with applicable laws, orders or regulations of any governmental authority which impose on the Plan Agent a duty to take or refrain from taking certain actions under the Plan and to permit any properly authorized person to have access to and to examine and make copies of any records relating to the Plan.

Resignation of Plan Agent

The Plan Agent may resign as Plan Agent under the Plan in accordance with the agreement between the Corporation and the Plan Agent, in which case the Corporation will appoint another agent as the Plan Agent.

Purchase of Common Shares Under the Plan

Aggregation of Dividends

On each Dividend Payment Date, the Corporation will pay all cash dividends payable on Common Shares enrolled in the Plan to the Plan Agent. Those cash dividends, after deduction of any applicable withholding tax, will be aggregated and used by the Plan Agent (with Optional Cash Payments, if any, submitted to the Plan Agent pursuant to the Section titled “Purchase of Common Shares Under the Plan – Optional Cash Payments”) to purchase Common Shares (including fractional Common Shares, calculated to six decimal places) (the “Plan Shares”) by way of a Treasury Purchase or a Market Purchase (each as defined herein), or a combination of both, in each case in the manner specified below, on behalf of Participants.

Fractional Shares

Full reinvestment is possible under the Plan as the Plan Agent will credit to the account of each Participant, on each reinvestment made under the Plan, fractional Common Shares, calculated to six decimal places, for any amount that cannot be reinvested in whole Common Shares. The crediting of fractional Common Shares in favour of beneficial owners who participate in the Plan through a broker, investment dealer, financial institution or other nominee will depend on the policies of that broker, investment dealer, financial institution or other nominee.

In certain events described in the Plan, a Participant or its legal representative will be entitled to receive a cheque in payment of the value of any fractional Common Shares remaining in the Participant’s account. Upon such payment being sent to the Participant or its legal representative, the Participant’s fractional Common Shares will be deemed to be cancelled. Any such payment will be made, pursuant to the Plan, after deduction of any applicable withholding tax, for all Participants resident in Canada, in Canadian currency and for all other Participants, in United States currency.

Purchase Date

With respect to a Market Purchase, the Plan Agent will acquire the applicable aggregate number of Market Purchase Shares, in the manner provided for herein, on the applicable Dividend Payment Date.

With respect to a Treasury Purchase, the Plan Agent will purchase Treasury Purchase Shares from the Corporation’s treasury, in the manner provided for herein, on the applicable Dividend Payment Date.

Crediting of Accounts

On the date of each Treasury Purchase or Market Purchase, the Plan Shares acquired by the Plan Agent on such date will be credited to the accounts of the Participants (or, in the case of CDS and DTC, credited by the Plan Agent to CDS and DTC, respectively, which will each in turn credit the accounts of the applicable CDS Participants or DTC Participants, respectively). The number of Treasury Purchase Shares or Market Purchase Shares or combination thereof comprising the Plan Shares acquired by the Plan Agent on each date of acquisition, credited to each Participant’s account on each such date, shall be determined, in each case, according to the relative entitlement of each Participant to Plan Shares pursuant to the Plan.

Source of Plan Shares

The Plan Shares acquired by the Plan Agent under the Plan will, at the sole option of the Corporation, either be Common Shares issued from the treasury of the Corporation (a “Treasury Purchase”) or Common Shares acquired on the Canadian open market, which includes the facilities of the Toronto Stock Exchange or any other alternative Canadian market, as applicable (a “Market Purchase”), or a combination of both Treasury Purchases and Market Purchases.

Price of Market Purchase Shares

The price of Market Purchase Shares will be 100 percent of the average purchase price of the Common Shares purchased by the Plan Agent on behalf of the Participants on the Toronto Stock Exchange or any other alternative Canadian market, as applicable, on the date that such Market Purchase Shares were acquired by the Plan Agent pursuant to a Market Purchase (in respect of the Market Purchase Shares, the “Average Market Price”).

Neither the Corporation nor the Plan Agent will exercise any direct or indirect control over the price paid for Market Purchase Shares acquired under the Plan.

Price of Treasury Purchase Shares

The price allocated to each Plan Share, or fraction thereof, acquired by the Plan Agent through a Treasury Purchase will be 100 percent of the average closing prices of the Common Shares traded on the Toronto Stock Exchange during the last five (5) trading days preceding the relevant Dividend Payment Date (in respect of Treasury Purchase Shares, the “Average Market Price”), less a discount of 2% for any Treasury Purchase Shares other than any Treasury Purchase Shares issued pursuant to the Section titled “Optional Cash Payments” in respect of Optional Cash Payments.

Notwithstanding the preceding paragraph, the Board may, in their sole discretion, at any time, with effect at the time of declaration of the next dividend payment, determine that Treasury Purchase Shares, other than Common Shares issued pursuant to the Section titled “Optional Cash Payments” in respect of Optional Cash Payments, are to be issued at a discount to the Average Market Price other than 2%; provided that such discount shall not exceed 5%. Participants will be promptly notified by way of press release as to any such change and until so notified, the applicable Treasury Purchase Shares will be issued at a discount of 2% to the Average Market Price.

In the event that the Board determines Treasury Purchase Shares are to be issued at a discount to the Average Market Price other than 2%, such discount will apply in respect of Treasury Purchase Shares, if any, until such time as the Board, in their sole discretion, with effect at the time of declaration of the next dividend payment, determines to further change or eliminate the discount then applicable in respect of Treasury Purchase Shares. Treasury Shares issued pursuant to the Section titled “Optional Cash Payments” shall not be issued at a discount. Participants will be promptly notified of any further change by way of press release.

Optional Cash Payments

To the extent permitted by applicable law and regulatory rulings, Participants will be entitled to make Optional Cash Payments directly through the Plan Agent. Registered Participants may make optional cash purchases by submitting to the Plan Agent an Optional Cash Payment – Participant Declaration Form (“Optional Purchase Form”) together with sufficient funds via a certified cheque in Canadian dollars payable to Computershare Trust Company. The Optional Purchase Form and Optional Cash Payment must be received by the Plan Agent no later than 5:00 p.m. (Toronto time) on the business day immediately preceding the Dividend Record Date and Optional Cash Payments will be used by the Plan Agent to purchase Common Shares (“Optional Cash Purchase Shares”) on the related Dividend Payment Date. Any Optional Purchase Forms received after such time will be held and processed for the next applicable Dividend Payment Date. There is no obligation on a Participant to make Optional Cash Payments nor to make all such payments in the same amount.

Any Participant may invest a minimum of Cdn$500 and a maximum of Cdn$10,000 per Optional Cash Payment per month, provided a Participant may not invest more than Cdn$100,000 per year (Cdn$40,000 per year in the case of Participants resident in the United States). Optional Cash Payments will be invested in Common Shares on the same basis as dividends (as described above, excluding any discount on Common Shares purchased in a Treasury Purchase).

Anti-money laundering laws require that the Plan Agent collect and record specific information and take other compliance measures relating to new or existing Participants who elect to make an initial share purchase or additional optional share purchase under the Plan. In order to participate in the Optional Cash Payment purchase feature of the Plan, all Participants must have passed the requisite requirements under applicable anti-money laundering laws, which are contained in the Enrollment Form and Optional Purchase Form.

The aggregate number of Common Shares that may be purchased with Optional Cash Payments in a financial year from the Corporation‘s treasury may not exceed 2% of the number of outstanding Common Shares at the commencement of such financial year or such greater or lower percentage provided for from time to time pursuant to applicable regulation. Any Optional Cash Payments received by the Plan Agent will be irrevocable and no interest will be paid to Participants on any funds held for investment pursuant to the Plan.

Pre-Authorized Debits

To be eligible to participate in the pre-authorized debit (“PAD”) service for the Optional Cash Payment purchase component of the Plan, a Participant must already be enrolled in the Plan, such Participant’s Plan account must already be coded compliant with applicable anti-money laundering requirements and such Participant’s Plan bank account must be held with a Canadian financial institution. A Participant has the option of selecting either a one-time and/or recurring PAD. Both options can be initiated online through the Plan Agent’s self-service web portal, Investor Centre, at www.investorcentre.com. In the case of recurring PAD service only, a Participant may mail its PAD request to the Plan Agent. The Plan Agent must receive the PAD request no later than 10 Business Days prior to the Investment Date for which the Participant wishes to apply the debit. If the duly completed request is received after this date, such debit will be applied to the next Investment Date.

A more detailed description of each option is described below.

One-Time Pre-Authorized Debits

One-time PADs can only be initiated online. If a Participant authorizes a one-time debit, such Participant’s bank account will be debited within five to ten Business Days from the time the PAD request is received. Monies will be applied to purchase Common Shares on the next available Investment Date after the funds have been withdrawn from the account. No interest will be paid for any funds held awaiting investment.

Recurring Pre-Authorized Debits

Recurring PADs can be initiated online through the Plan Agent’s self-service web portal or by duly completing and signing a PAD agreement. A PAD agreement will be enclosed with a Participant’s Plan account statement once such Participant’s Plan account has been coded compliant with applicable anti-money laundering laws. A Participant must return its completed PAD agreement along with a VOID cheque indicating the name(s) on the bank account or a letter from its financial institution confirming its banking details and the names associated to the account. The bank account names must match the name(s) on the Plan account.

If a Participant authorizes a monthly recurring PAD, then its account will be debited on the 22nd of every month. If a Participant authorizes a quarterly recurring PAD, then its account will be debited on the 22nd of January, April, July and October. If the 22nd is not a Business Day, then the debit shall occur on the next succeeding Business Day.

To modify or cancel a recurring PAD service, a Participant must notify the Plan Agent in writing or online through the Plan Agent’s self-service web portal, Investor Centre, at www.investorcentre.com. Cancellation requests can also be taken over the phone by calling the Plan Agent’s Customer Contact Centre toll-free at 1-800-564-6253. Participants should allow 10 Business Days from the date the Plan Agent receives instructions for the modification or cancellation to take effect.

Withdrawal and Disposition of Plan Shares

Withdrawal of Plan Shares

Participants may withdraw some or all of their whole Plan Shares without terminating from the Plan by duly completing the withdrawal portion of the voucher located on the reverse of the Participant’s periodic statement of account and sending such completed voucher to the Plan Agent or by following the instructions online through the Plan Agent’s self-service web portal, Investor Centre, at www.investorcentre.com. Upon receipt of such duly completed voucher, the Plan Agent will, in accordance with the Section titled “Administration – Registration of Plan Shares and Issuance of Certificates,” send to the Participant a certificate or DRS Advice representing the specified number of whole Common Shares held for the Participant’s account under the Plan which have been withdrawn.

Disposition of Plan Shares

Plan Shares may not be sold, pledged, hypothecated, assigned or otherwise disposed of or transferred. Participants who wish to sell, pledge, hypothecate, assign, or otherwise dispose of or transfer all or any portion of their Plan Shares must withdraw such Plan Shares from the Plan in the manner specified in the Section titled “Withdrawal of Plan Shares” prior to such sale, pledge, hypothecation, assignment, disposal or transfer.

Plan Shares Remaining in Plan

If a Participant withdraws less than all of their Plan Shares, the participation of the Participant in the Plan will continue.

Termination of Enrollment

Termination by Participant

Participants may terminate their participation in the Plan at any time by duly completing and signing the termination portion of the voucher located on the reverse of the Participant’s periodic statement of account and sending such completed voucher to the Plan Agent, no later than 4:00 p.m. (Toronto time) on the fifth (5th) business day immediately preceding a Dividend Record Date or by following the instructions at the Plan Agent’s self-service web portal, Investor Centre, at www.investorcentre.com. On the termination becoming effective, the Plan Agent will, in accordance with the Section titled “Administration – Registration of Plan Shares and Issuance of Certificates”, send to the Participant a certificate or DRS Advice representing all whole Plan Shares held for the Participant’s account under the Plan and a cheque in payment of the value (less any applicable withholding tax) for any fractional Common Share interest remaining in the Participant’s account, which will be calculated using the price obtained at the time of sale, which sale will occur on a comingled basis, on the applicable stock exchange in the applicable currency (the Toronto Stock Exchange in respect of Participants resident in Canada or the New York Stock Exchange in respect of Participants resident in any jurisdiction other than Canada, denominated in the currency of the applicable stock exchange).

If a notice of termination is not received by the Plan Agent before 4:00 p.m. (Toronto time) on the fifth (5th) Business Day immediately preceding a Dividend Record Date, the Participant’s account will not be closed, and the Participant’s enrollment in the Plan will not be terminated, until after the Dividend Payment Date to which that Dividend Record Date relates. No certificate or DRS Advice requests will be processed between the Dividend Record Date and the related Dividend Payment Date.

Death of a Participant

Participation in the Plan will be terminated automatically following receipt by the Plan Agent of written notice of a Participant’s death. On the termination becoming effective, the Participant’s account will be closed and the Plan Agent will, in accordance with the Section titled “Registration of Plan Shares and Issuance of Certificates,” issue a certificate or DRS Advice representing all whole Common Shares held for the Participant’s account under the Plan together with a cheque in payment of the value (less any applicable withholding tax) of any fractional Common Shares remaining in the Participant’s account, which will be calculated in the manner described in the Section titled “Termination by Participant.” The certificate or DRS Advice and cheque will be issued in the name of the deceased Participant.

If a notice of a Participant’s death is not received by the Plan Agent before 4:00 p.m. (Toronto time) on the fifth (5th) Business Day immediately preceding a Dividend Record Date, the Participant’s account will not be closed, and the Participant’s enrollment in the Plan will not be terminated, until after the Dividend Payment Date to which that Dividend Record Date relates.

Termination by the Corporation

On a Participant’s participation in the Plan being terminated by the Corporation in the circumstances described above with the Section titled “Participation in the Plan—Restrictions”, the Plan Agent will send to the Participant a certificate or DRS Advice representing all whole Common Shares held for the Participant’s account under the Plan and a cheque in payment of the value (less any applicable withholding tax) of any fractional Common Shares remaining in the Participant’s account, which will be calculated in the manner described in the Section titled “Termination by Participant.”

Administration

Registration of Plan Shares and Issuance of Certificates

All Plan Shares purchased under the Plan will be registered in the name of the Plan Agent or its nominee. This service protects against loss, theft or destruction of share certificates. The number of Common Shares held by each Participant under the Plan (less the Common Shares which have previously been withdrawn from the Plan) will be shown on each statement of account provided under the Section titled “Statements of Accounts.”

Certificates or DRS Advice for Plan Shares will only be issued to Participants if the Plan is terminated by the Corporation, participation in the Plan is terminated by a Participant or by the Corporation, a Participant withdraws all or any portion of its Plan Shares from its account, or upon the death of the Participant. Physical certificates or DRS Advice will only be issued in the name of the applicable Participant and will be issued within three (3) weeks of the relevant event or, in certain circumstances, in respect of beneficial owners of Common Shares whose Common Shares are enrolled in the Plan and registered in the name of CDS or DTC, Plan Shares may, where allowed for or permitted by applicable law and subject to the eligibility and participation by the Corporation, from time to time, in any applicable direct registration system, be electronically issued without a certificate as soon as practicable following the relevant event. No person shall be entitled to receive a certificate, by way of electronic issuance or otherwise, for any fraction of a Common Share.

Statements of Account

An account will be maintained by the Plan Agent for each Participant with respect to purchases of Plan Shares under the Plan for the account of such Participant. An unaudited statement regarding purchases under the Plan will be mailed on a monthly basis to each Participant setting out, among other things, the number of Plan Shares purchased through the Plan, the applicable Average Market Price per Plan Share and the amount of any applicable withholding tax. These statements are a Participant’s continuing record of purchases of Plan Shares made on behalf of such Participant pursuant to the Plan and should be retained for income tax purposes.

Participants are responsible for calculating and monitoring their own adjusted cost base in Common Shares for Canadian federal income tax purposes, and for calculating and monitoring their own adjusted tax basis in Common Shares for U.S. federal income tax purposes, as certain averaging and other rules may apply and such calculations may depend on the cost of other Common Shares held by a Shareholder and certain other factors.

Beneficial owners of Common Shares who are enrolled in the Plan through a broker, investment dealer, financial institution or other nominee may or may not be provided with such reports or forms from their broker, investment dealer, financial institution or other nominee.

Liabilities of the Corporation and Plan Agent

Neither the Corporation nor the Plan Agent will be liable:

(a)	for any act or omission to act, or will have any duties, responsibilities or liabilities except as expressly set forth in the Plan or required by law;

(b)	in respect of the prices at which Plan Shares are purchased on behalf of Participants under this Plan or the timing of purchases made under the Plan;

(c)	in respect of any decision to amend, suspend, terminate or replace the Plan in accordance with the terms hereof;

(d)	in respect of the involuntary termination of a shareholder’s enrollment in the Plan in the circumstances described herein;

(e)	in respect of any failure to terminate an individual Participant’s enrollment in the Plan upon such Participant’s death before receipt of actual notice of death; or

(f)	in respect of income taxes or other liabilities payable by any Participant or beneficial owner in connection with their participation in the Plan.

Neither the Corporation nor the Plan Agent can assure a profit or protect against a loss on Plan Shares purchased under the Plan.

The Corporation and the Plan Agent shall have the right to reject any request regarding enrollment, withdrawal or termination from the Plan if such request is not received in proper form. Any such request will be deemed to be invalid until any irregularities have been resolved to the satisfaction of the Corporation and/or the Plan Agent.

Miscellaneous

Voting of Plan Shares

Whole Common Shares held under the Plan by the Plan Agent for a Participant’s account on the record date for a vote of Shareholders will be voted in accordance with the instructions of the Participant, or its duly appointed proxy, given on a form to be furnished to the Participant. Common Shares for which voting instructions are not received will not be voted. No voting rights will attach to any fractional Common Shares held for a Participant’s account under the Plan.

Subdivisions, Consolidations, Stock Dividends or Rights Offerings

In the event of a subdivision, consolidation or similar pro rata change in the number of outstanding Common Shares into a greater or lesser number of Common Shares, the Plan Agent will proportionately credit or debit the account of each Participant maintained under the Plan according to the number of Common Shares held for the account of that Participant prior to the effective time of the subdivision, consolidation or similar pro rata change.

If the Corporation makes available to Shareholders any rights to subscribe for additional Common Shares or other securities, rights certificates will be forwarded to a Participant in the Plan in proportion to the number of whole Common Shares owned, including Common Shares being held for the Participant by the Plan Agent. Such rights will not be made available for any fraction of a Common Share held for a Participant.

Any stock dividend paid by the Corporation or other entitlements (other than cash) to securities that a registered holder of Common Shares may be eligible to receive as a direct consequence of being a Shareholder at the relevant time as determined by the Corporation, if any, will be credited to a Participant’s account or, if not Common Shares, issued in certificate form to the Participant, in each case based on whole Common Shares being held for a Participant by the Plan Agent. The date of acquisition of such Common Shares or such other security will be the Dividend Payment Date on which the stock dividend is paid or the applicable date of the issuance of securities, respectively, and any Common Shares, if any, so issued by the Corporation will be entitled to future dividend reinvestment in the same manner as other Common Shares held in the Participant’s account. Such stock dividend or other entitlement will not be made available for any fraction of a Common Share held for a Participant.

Amendment or Termination of the Plan

The Corporation reserves the right to amend or terminate the Plan at any time, but such action shall have no retroactive effect that would prejudice the interests of Shareholders. In the event that the Corporation amends the Plan, unless otherwise provided for herein, no written notice of any such amendment will be sent to Participants unless the interests of Participants are, in the opinion of the Corporation, materially prejudiced as a result of such amendment. Generally, no notice will be given to Participants regarding any amendments to the Plan intended to cure, correct or rectify any ambiguities, defective or inconsistent provisions, errors, mistakes or omissions. Where required, amendments to the Plan will be subject to prior regulatory approvals, including those of stock exchanges.

In the event that the Corporation terminates the Plan, all Participants will be sent written notice of such termination and the Plan Agent will send to each Participant a certificate or DRS Advice for whole Common Shares held for the Participant’s accounts under the Plan and a cheque for the value (less any applicable withholding tax) of any remaining fractional Common Shares in such Participant’s account, which will be calculated in the manner described in the Section titled “Termination of Enrollment – Termination by Participant.” In the event that the Corporation terminates the Plan, no investment will be made by the Plan Agent on the Dividend Payment Date immediately following the effective date of such termination, and any cash dividends paid after the effective date of such termination that would, but for the termination, be reinvested under the Plan, will be remitted to Participants in the ordinary manner.

Assignment

A Shareholder may not assign such Shareholder’s right to participate in the Plan.

Rules

The Corporation may make rules and regulations to facilitate the administration of this Plan and reserves the right to regulate and interpret the Plan text as the Corporation deems necessary or desirable. Any issues of interpretation arising in connection with the Plan or its application shall be conclusively determined by the Corporation. The Corporation may also adopt rules and regulations concerning the establishment of Internet-based or other electronic mechanisms with respect to the enrollment in the Plan, the communication of information concerning the Plan to the Participants and any other aspects of the Plan.

Governing Law

The Plan will be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Notices and Correspondence

All notices or other documents required to be given to Participants under the Plan, including certificates or DRS Advice for Common Shares and cheques, shall be mailed to Participants who are registered holders of Common Shares at their addresses as shown in the register of Shareholders maintained by the registrar and transfer agent of the Corporation.

Notices or inquiries to the Plan Agent shall be sent, in the manner directed by the Plan or otherwise, as applicable, to:

Computershare Trust Company of Canada

100 University Avenue, 9th Floor

North Tower Toronto Ontario M5J 2Y1

Attention:        Dividend Reinvestment Department

Or the National Customer Contact Centre at 1-800-564-6253 (Toll free in North America) or (514) 982-7555

Or by visiting www.investorcentre.com/service.

Notices to Just Energy Group Inc. shall be sent to:

Just Energy Group Inc.

100 King Street West, Suite 2630

Toronto, Ontario M5X 1E1

Attention:        Corporate Secretary

Telephone:      (416) 367-2452

Facsimile:        (416) 367-4749

Effective Date

The effective date of the Plan is May 1, 2013.

DESCRIPTION OF THE SHARE CAPITAL TO BE REGISTERED

The authorized share capital of the Corporation consists of an unlimited number of Common Shares and 50,000,000 Preferred Shares. As of April 1, 2013, 142,029,430 Common Shares and no Preferred Shares were issued and outstanding.

Description of Common Shares

Each Common Share entitles the holder thereof to receive notice of and to attend all meetings of Shareholders and to one vote per share at such meetings (other than meetings of another class of shares of the Corporation). The holders of Common Shares are, at the discretion of our Board and subject to the preferences accorded to the holders of Preferred Shares and any other shares of the Corporation ranking senior to the Common Shares from time to time, as well as applicable legal restrictions, entitled to receive any dividends declared by the Board on the Common Shares.

Description of Preferred Shares

The Board may at any time in accordance with the CBCA issue Preferred Shares in one or more series, each series to consist of such number of shares and rights, privileges, restrictions and conditions as may be determined by the Board prior to such issuance. Except where specifically provided by the CBCA, the holders of the Preferred Shares shall not be entitled to receive notice of or to attend any meeting of the Shareholders and shall not be entitled to vote at any such meeting. The holders of each series of Preferred Shares shall be entitled, in priority to holders of Common Shares and any other shares of the Corporation ranking junior to the Preferred Shares from time to time, to be paid rateably with holders of each other series of Preferred Shares, the amount of accumulated dividends, if any, specified as being payable preferentially to the holders of such series.

Liquidation, Dissolution or Winding-Up

In the event of the liquidation, dissolution or winding-up of the Corporation or other distribution of its assets among its shareholders, the holders of the Preferred Shares and Common Shares shall be entitled, after payment of all liabilities of the Corporation, to share in all remaining assets of the Corporation as follows:

(a) the holders of the Preferred Shares shall be entitled in priority to holders of Common Shares and any other shares of the Corporation ranking junior to the Preferred Shares from time to time, to be paid rateably with holders of each other series of Preferred Shares in the amount, if any, specified as being payable preferentially to the holders of such series; and

(b) the holders of the Common Shares shall be entitled, subject to the preferences accorded to holders of Preferred Shares and any other shares of the Corporation ranking senior to the Common Shares from time to time, to share equally, share for share, in the remaining property of the Corporation.

THE OFFER AND LISTING

Offer and Listing Details

The outstanding Common Shares of the Corporation trade on the NYSE and the TSX under the symbol “JE.” The following tables set forth the reported high and low prices and the trading volume for the periods indicated:

New York Stock Exchange

Year	High	Low
January 30, 2012* – March 31, 2012	$13.94	$11.72
April 1, 2012 – March 31, 2013	$14.15	$5.77

Quarter	High	Low
January 30, 2012* – March 31, 2012	$13.94	$11.72
April 2, 2012 – June 30, 2012	$14.15	$10.14
July 2, 2012 – September 30, 2012	$11.78	$9.81
October 1, 2012 – December 31, 2012	$11.36	$7.85
January 3, 2013 – March 31, 2013	$10.45	$5.77

Month	High	Low
October, 2012	$11.36	$10.01
November, 2012	$10.57	$7.85
December, 2012	$10.10	$8.75
January, 2013	$10.45	$9.81
February, 2013	$9.99	$7.21
March, 2013	$7.83	$5.77

*	The Common Shares began trading on the NYSE on January 30, 2012.

Toronto Stock Exchange

(in Cdn$)

Year	High	Low
April 1, 2008 – March 31, 2009	$15.40	$6.32
April 1, 2009 – March 31, 2010	$14.50	$10.16
April 1, 2010 – March 31, 2011	$16.13	$11.17
April 1, 2011 – March 31, 2012	$16.48	$8.82
April 1, 2012 – March 31, 2013	$14.04	$5.89

Quarter	High	Low
April 1, 2011 – June 30, 2011	$15.80	$13.70
July 4, 2011 – September 30, 2011	$14.86	$10.00
October 3, 2011 – December 31, 2011	$11.64	$9.37
January 3, 2012 – March 31, 2012	$13.84	$11.37
April 2, 2012 – June 30, 2012	$14.04	$10.63
July 2, 2012 – September 30, 2012	$11.98	$9.93
October 1, 2012 – December 31, 2012	$11.07	$7.86
January 3, 2013 – March 31, 2013	$10.25	$5.89

Month	High	Low
October, 2012	$11.07	$9.95
November, 2012	$10.50	$7.86
December, 2012	$9.95	$8.70
January, 2013	$10.25	$9.52
February, 2013	$9.99	$7.26
March, 2013	$8.05	$5.89

EXPENSES

The expenses in connection with the issuance and distribution of the Common Shares being offered are as follows:

Securities and Exchange Commission Registration Fee	$6,699.97
Stock Exchange Listing Fees	175,000.00
Agent Fees	5,000.00
Accounting Fees	5,000.00
Legal Fees and Expenses	55,000.00

Total	$246,699.97

INCOME TAX CONSIDERATIONS RELATING TO THE PLAN

Shareholders should consult tax advisors in their country of residence about the tax consequences that will result from their participation in the Plan.

Certain Canadian Federal Income Tax Considerations

Residents of Canada

The following is a general summary of the principal Canadian federal income tax considerations generally applicable to a beneficial owner of Common Shares (i) who is a Participant, or (ii) who is not a registered holder of Common Shares but who has instructed the CDS, DTC, or a Nominee, as the case may be, to be a Participant on behalf of such beneficial owner (a “Plan Participant”). This summary is of a general nature only, is not exhaustive of all possible tax considerations and is not intended to be legal or tax advice to any particular Plan Participant. As a Plan Participant, it is your responsibility to consult your own tax advisor on the tax consequences of participating in the Plan, including those tax considerations applicable in your country of residence.

This summary is based on the provisions of the Income Tax Act (Canada) (the “Act”) and the regulations thereunder, all specific proposals to amend the Act or the regulations publicly announced by or on behalf of the Minister of Finance (Canada) (the “Proposed Amendments”), and the published written administrative practices of the Canada Revenue Agency (the “CRA”), all as of April 21, 2010. This summary does not otherwise take into account or anticipate any changes in law or administrative practice, nor does it take into account provincial or territorial laws of Canada or the tax laws of any other country.

This summary assumes that all Common Shares held by a Plan Participant, including Common Shares acquired under the Plan, are held by the Plan Participant as capital property. Generally, the Common Shares will be considered to be capital property of a Plan Participant unless the Plan Participant holds the shares in the course of carrying on a business of trading or dealing in securities or otherwise as part of a business of buying and selling securities or the Plan Participant acquired the shares in one or more transactions considered to be part of an adventure or concern in the nature of trade. Certain Plan Participants who are residents of Canada and who might not otherwise be considered to hold their Common Shares as capital property may, in certain circumstances, be entitled to make the irrevocable election under subsection 39 (4) of the Act to treat all of their “Canadian securities” (as defined in the Act) as capital property.

This summary is not applicable to a Plan Participant that is a “specified financial institution” (as defined in the Act), or to a Plan Participant an interest in which is a “tax shelter investment” (as defined in the Act), or, for the purposes of certain rules applicable to securities held by financial institutions (referred to as the “mark-to-market” rules), a “financial institution” (as defined in the Act).

Generally, for the purposes of the Act, all amounts relating to the acquisition, holding or disposition of Common Shares, including the receipt or deemed receipt of dividends, must be converted into Canadian dollars based on exchange rates as determined in accordance with the Act.

Canadian Participants

This portion of this summary applies to Plan Participants who, at all relevant times and for the purposes of the Act, are or are deemed to be residents of Canada (each, a “Canadian Participant”).

Dividends

The reinvestment of cash dividends pursuant to the Plan does not relieve a Canadian Participant of any liability for income taxes that may otherwise be payable on such amounts.

A Canadian Participant will be treated, for tax purposes, as having received, on each Dividend Payment Date, a taxable dividend equal to the full amount of the cash dividend payable on such date, which dividend will be subject to the same tax treatment accorded to taxable dividends received by the Canadian Participant from a taxable Canadian corporation resident in Canada. For example, in the case of a Canadian Participant who is an individual, dividends will be subject to the gross-up and credit rules contained in the Act, and, in the case of a Canadian Participant that is a “private corporation” or a “subject corporation” (both as defined in the Act), a refundable tax will apply to the amount of the dividend. The Corporation has designated that all of its taxable dividends paid from November 30, 2009 will be “eligible dividends” within the meaning of the Act unless the Corporation makes a contrary notification. The fact that cash dividends are reinvested pursuant to the Plan will not affect the status of any dividend as an “eligible dividend” for the purposes of the Act.

Acquisition of Common Shares at a Discount

The Corporation may, in its sole discretion, permit the issuance of Treasury Purchase Shares at a discount to the Average Market Price (the “Discounted Average Market Price”). Pursuant to the administrative position of the CRA, the acquisition of a Common Share by a Canadian Participant at the Discounted Average Market Price should not result in a taxable benefit for the purposes of the Act, provided that the Discounted Average Market Price is not less than 95% of the value of the Common Share.

Capital Gains

A Canadian Participant will not realize any taxable income, gain or loss on the receipt of a share certificate for the whole Common Shares in his or her account.

A Canadian Participant who holds Common Shares as capital property may realize a capital gain (or loss) on the disposition of whole and fractional Common Shares acquired through the Plan, equal to the amount by which the proceeds of disposition exceed (or are less than) the adjusted cost base to the Canadian Participant of such Common Shares plus reasonable costs of disposition. For purposes of determining the amount of any capital gain (or loss) which may result from the disposition of Common Shares, the adjusted cost base of Common Shares owned by a Canadian Participant will be the average cost of all Common Shares owned and acquired by a Canadian Participant, whether acquired through reinvesting dividends or otherwise acquired outside the Plan. The cost of a Common Share credited to a Canadian Participant’s account pursuant to the Plan will be equal to the Average Market Price (or Discounted Average Market Price, if applicable) of such Common Share, calculated in the manner described in the Plan.

One-half of any capital gain (a “taxable capital gain”) realized by a Canadian Participant on a disposition of Common Shares must be included in the Canadian Participant’s income for the year of disposition and one-half of any capital loss (an “allowable capital loss”) realized by a Canadian Participant must be deducted against taxable capital gains realized by the Canadian Participant in the year of disposition. Any allowable capital losses in excess of taxable capital gains for the year of disposition generally may be carried back up to three taxation years or carried forward indefinitely and deducted against taxable capital gains in such other years to the extent and under the circumstances described in the Act. A Canadian Participant that is throughout the relevant taxation year a “Canadian-controlled private corporation” (as defined in the Act) may be liable to pay an additional refundable tax of 6 2/3% on its “aggregate investment income” (as defined in the Act) for the year which will include an amount in respect of taxable capital gains. If the Canadian Participant is a corporation, the amount of any capital loss arising from a disposition or deemed disposition of such Common Shares may be reduced by the amount of dividends received or deemed to have been received by it on such shares to the extent and under circumstances prescribed by the Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns Common Shares. Canadian Participants to whom these rules may be relevant should consult their own tax advisors.

Termination of Participation

When a Canadian Participant’s participation in the Plan is terminated by the Canadian Participant or the Corporation or when the Plan is terminated by the Corp oration, the Canadian Participant will receive a cash payment equal to the value of any fractional Common Share interest remaining in the Canadian Participant’s account. A deemed dividend may arise if the cash payment for a fractional Common Share exceeds the paid-up capital (within the meaning of the Act) in respect of such fractional Common Share and a capital gain (or loss) may also be realized in certain circumstances. A deemed dividend is treated in the manner described above under the heading “—Canadian Participants—Dividends”.

Minimum Tax

For the purpose of calculating the minimum tax of a Canadian Participant who is an individual, the actual amount of dividends received (exclusive of the gross-up) and 80% of capital gains are included in the “adjusted taxable income” (as defined in the Act) of that Canadian Participant.

Non-Resident Participants

This portion of this summary applies to Plan Participants who, at all relevant times and for the purposes of the Act, are not and are not deemed to be residents of Canada (each, a “Non-Resident Participant”).

Dividends

Any dividends paid or credited to the Plan Agent in respect of a Non-Resident Participant’s Common Shares will be subject to a non-resident withholding tax for Canadian income tax purposes. Under the Act, the rate of withholding tax on dividends is 25%. This rate may be subject to reduction under the provisions of any income tax treaty between Canada and the country in which the Non-Resident Participant is resident. For example, under the provisions of the Canada-United States Income Tax Convention, 1980 (the “Canada-US Treaty”), where the Non-Resident Participant is a “resident” of the United States, is fully entitled to the benefits of the Canada-US Treaty, and does not maintain a “permanent establishment” in Canada (each within the meaning of the Canada-US Treaty) to which the holding of the Common Shares on which the dividends are paid is effectively connected, the rate of Canadian withholding tax will generally not exceed 15% of the gross dividend amount.

Dividends paid on the Common Shares to a Non-Resident Participant will generally be reduced by Canadian withholding tax before reinvestment.

Non-Resident Participants may be liable for additional tax on dividends paid on Common Shares held in their Plan account in their respective countries of residence.

Capital Gains

A Non-Resident Participant is not subject to Canadian income tax under the Act for any capital gain realized on the disposition or deemed disposition of Common Shares unless such shares are “taxable Canadian property” (as defined in the Act) to such Non-Resident Participant. Pursuant to the Proposed Amendments, provided that the Common Shares are listed on a designated stock exchange (which currently includes the TSX and the NYSE at the time of disposition, Common Shares acquired through the Plan generally will not be taxable Canadian property to a Non-Resident Participant unless:

(a)	at any time during the 60-month period that ends at the time of disposition:

(i)	25% or more of the issued shares of any class of the Corporation’s capital stock were owned by or belonged to the Non-Resident Participant and/or persons with whom the Non-Resident Participant did not deal at “arm’s length” (within the meaning of the Act); and

(ii)	more than 50% of the fair market value of the Common Shares was derived directly or indirectly from one or any combination of real or immoveable property situated in Canada, Canadian resource properties, timber resource properties or options in respect of, or interests in, the foregoing;

(b)	the Common Shares are used by the Non-Resident Participant in carrying on business in Canada; or

(c)	the Common Shares are otherwise deemed by a provision of the Act to be taxable Canadian property.

Generally it would not be expected that the Common Shares would be taxable Canadian property as a result of paragraph (a)(ii) applying.

Termination of Participation

When a Non-Resident Participant’s participation in the Plan is terminated by the Non-Resident Participant or the Corporation or when the Plan is terminated by the Corporation, the Non-Resident Participant will receive a cash payment of the value of any fractional Common Share interest remaining in the Non-Resident Participant’s account. A deemed dividend, subject to Canadian withholding tax, may arise if the cash payment for a fractional Common Share exceeds the paid-up capital (within the meaning of the Act) in respect of such fractional Common Share. A deemed dividend is treated in the manner described above under the heading “—Non-Resident Participants—Dividends”.

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain United States federal income tax considerations relating to participation in the Plan by U.S. Participants (as defined below) that hold our Common Shares, acquired pursuant to the Plan, as capital assets (generally, property held for investment). For purposes of this discussion, a “U.S. Participant” generally means a beneficial owner of our Common Shares enrolled in the Plan that is, for United States federal income tax purposes, any of the following:

•	a citizen or individual resident of the United States;

•

a corporation, or other entity treated as a corporation for United States federal income tax purposes, created in, or organized under the laws of, the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if either (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect to be treated as a United States person under applicable Treasury regulations.

THIS DISCUSSION IS INCLUDED HEREIN AS GENERAL INFORMATION ONLY. ACCORDINGLY, PROSPECTIVE U.S. PARTICIPANTS IN THE PLAN ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL AND NON-UNITED STATES INCOME AND OTHER TAX CONSIDERATIONS APPLICABLE TO THEM RELATING TO PARTICIPATION IN THE PLAN.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, United States Treasury regulations promulgated under the Code, judicial opinions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect as of the date hereof, and any of which are subject to change (possibly with retroactive effect), or differing interpretations, so as to result in United States federal income tax consequences different from those discussed herein. This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular U.S. Participant in light of that U.S. Participant’s individual circumstances, nor does it address any aspects of United States federal estate and gift, state, local, or non-United States taxes or the 3.8% tax imposed on certain net investment income. This discussion does not apply, in whole or in part, to particular U.S. Participants in light of their individual circumstances or to participants subject to special treatment under the United States federal income tax laws, such as:

•	insurance companies;

•	tax-exempt organizations (including private foundations);

•	banks and other financial institutions;

•	brokers or dealers in securities or currencies;

•	regulated investment companies;

•	real estate investment trusts;

•	passive foreign investment companies;

•	entities or arrangements treated as partnerships for United States federal income tax purposes;

•	U.S. Participants that hold, or will hold, our Common Shares as part of a straddle, hedge, appreciated financial position, conversion transaction or other risk reduction strategy;

•	persons that hold an interest in an entity that holds, or will hold, the Common Shares;

•	persons liable for alternative minimum tax;

•	persons that have a “functional currency” other than the United States dollar;

•	persons that generally mark their securities to market for United States federal income tax purposes;

•	persons that own, or have owned, directly, indirectly or constructively, 10% or more of our common stock (by vote or value) for United States federal income tax purposes; and

•	United States expatriates.

If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) participates in the Plan, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Any such partner or partnership should consult its tax advisor as to the particular United States federal income tax considerations relating to participation in the Plan.

Tax Considerations Relating to Dividend Reinvestment

In the case of a Treasury Purchase, a U.S. Participant generally will be treated as receiving a distribution for United States federal income tax purposes in an amount equal to the fair market value on the applicable Dividend Payment Date of the Common Shares purchased with reinvested dividends plus the amount of any Canadian withholding tax withheld therefrom. The fair market value of the Common Shares purchased from the Corporation on the applicable Dividend Payment Date may be higher or lower than the price used to determine the number of Common Shares so purchased pursuant to the Plan. In the case of a Market Purchase, a U.S. Participant generally will be treated as receiving a distribution for United States federal income tax purposes in an amount equal to sum of (i) the cash dividend paid by the Corporation (without reduction for any Canadian tax withheld from such dividend) and (ii) any brokerage commissions, fees, transaction costs or other related charges paid by the Corporation that are allocable to the Plan Agent’s purchase of Common Shares on behalf of such U.S. Participant. The amount of any such distribution to a U.S. Participant (reduced by any Canadian tax withheld from such distribution) generally will be such U.S. Participant’s tax basis in the Common Shares purchased. A U.S. Participant’s holding period for these Common Shares will begin on the day following the date of purchase.

Any distribution to a U.S. Participant described in the preceding paragraph generally will be subject to United States federal income tax in the same manner as cash distributions described below. See “ – Tax Considerations Relating to the Acquisition, Ownership and Disposition of Common Shares – Distributions on Common Shares; – Backup Withholding Tax and Information Reporting.”

If United States backup withholding tax applies to any dividends paid that are to be reinvested in Common Shares, the number of Common Shares credited to a U.S. Participant’s account will be reduced as a result of such backup withholding tax. See “ – Tax Considerations Relating to the Acquisition, Ownership and Disposition of Common Shares – Backup Withholding Tax and Information Reporting.”

Tax Considerations Relating to Optional Cash Investments

In the case of a Treasury Purchase, a U.S. Participant generally will be treated as having received a distribution for United States federal income tax purposes as a result of such acquisition in an amount equal to the excess, if any, of (i) the fair market value of the Common Shares on the Investment Date, over (ii) the optional cash payment made. In the case of a Market Purchase, a U.S. Participant generally will be treated for United States federal income tax purposes as receiving a distribution in an amount equal to any brokerage commissions, fees, transaction costs or other related charges paid by the Corporation that are allocable to the Plan Administrator’s purchase of Common Shares on behalf of such U.S. Participant. A U.S. Participant’s tax basis in the Common Shares purchased generally will be equal to the cost paid by the Plan Agent to acquire such Common Shares, plus the amount (if any) treated as a distribution for United States federal income tax purposes. The U.S. Participant’s holding period for those Common Shares will begin on the day following the date of purchase.

Any distribution to a U.S. Participant described in the preceding paragraph generally will be subject to United States federal income tax in the same manner as cash distributions described below. See “ – Tax Considerations Relating to the Acquisition, Ownership and Disposition of Common Shares – Distributions on Common Shares; – Backup Withholding Tax and Information Reporting.”

Tax Considerations Relating to the Acquisition, Ownership and Disposition of Common Shares

Distributions on Common Shares

In general, subject to the passive foreign investment company (“PFIC”) rules discussed below, the gross amount of any distribution made to a U.S. Participant on Common Shares (including amounts withheld to pay Canadian withholding taxes) will constitute a dividend for United States federal income tax purposes to the extent paid out of the Corporation’s current or accumulated earnings and profits, as determined for United States federal income tax purposes. To the extent the amount of such distribution exceeds the Corporation’s current and accumulated earnings and profits, it will be treated first as a non-taxable return of capital to the extent of such U.S. Participant’s tax basis in such Common Shares and thereafter will be treated as gain from the sale or exchange of such Common Shares. The Corporation does not intend to calculate its earnings and profits under United States federal income tax rules. Accordingly, U.S. Participants should expect that a distribution generally will be treated as a dividend for United States federal income tax purposes.

The amount of any dividend paid to a U.S. Participant in Canadian dollars (including amounts withheld to pay Canadian withholding taxes) will be includible in income in a United States dollar value amount by reference to the exchange rate between the United States dollar and the Canadian dollar in effect on the date of receipt of such dividend by the U.S. Participant (or the Plan Agent on behalf of the U.S. Participant), regardless of whether the Canadian dollars so received are in fact converted into United States dollars. If the Canadian dollars so received are converted into United States dollars on the date of receipt, such U.S. Participant generally should not be required to recognize foreign currency gain or loss in respect of the dividend income. If the Canadian dollars so received are not converted into United States dollars on the date of receipt, such U.S. Participant generally will have a tax basis in such Canadian dollars equal to the United States dollar value of such Canadian dollars on the date of receipt. Such tax basis will be used to measure gain or loss from a subsequent conversion or other disposition of the Canadian dollars. Any gain or loss on a subsequent conversion or other taxable disposition of such Canadian dollars generally will be treated as ordinary income or loss to such U.S. Participant and generally will be income or loss from sources within the United States for United States foreign tax credit purposes.

Subject to the PFIC rules discussed below, distributions on Common Shares to certain non-corporate U.S. Participants that are treated as dividends may be taxed at preferential rates. Such dividends will not be eligible for the “dividends received” deduction ordinarily allowed to corporate shareholders with respect to dividends received from United States corporations.

Distributions on Common Shares that are treated as dividends generally will constitute income from sources outside the United States and generally will be categorized for United States foreign tax credit purposes as “passive category income.” A U.S. Participant may be eligible to elect to claim a United States foreign tax credit against its United States federal income tax liability, subject to applicable limitations and holding period requirements, for Canadian tax withheld, if any, from distributions received in respect of the Common Shares. A U.S. Participant that does not elect to claim a United States foreign tax credit may instead claim a deduction for Canadian tax withheld, but only for a taxable year in which the U.S. Participant elects to do so with respect to all non-United States income taxes paid or accrued in such taxable year. The rules relating to United States foreign tax credits are very complex, and each U.S. Participant should consult its tax advisor regarding the application of such rules.

Sale, Exchange or Other Taxable Disposition of Common Shares

A U.S. Participant generally will recognize gain or loss for United States federal income tax purposes upon the sale, exchange or other taxable disposition of the Common Shares and when it receives cash payments for fractional shares credited to its account on exiting from the Plan or otherwise. The amount of gain or loss will equal the difference, if any, between the amount realized on the sale, exchange or other taxable disposition and such U.S. Participant’s adjusted tax basis in its Common Shares. Subject to the PFIC rules discussed below, such gain or loss will be capital gain or loss and will be long-term capital gain (currently taxable at a reduced rate for non-corporate U.S. Participants) or loss if, on the date of the sale, exchange or other taxable disposition, the Common Shares or fraction thereof was held by such U.S. Participant for more than one year. The deductibility of capital losses is subject to limitations. Such gain or loss generally will be sourced within the United States for United States foreign tax credit purposes.

Passive Foreign Investment Company Rules

A foreign corporation will be considered a PFIC, for any taxable year in which (1) 75% or more of its gross income is “passive income” or (2) 50% or more of the average quarterly value of its assets produce (or are held for the production of) “passive income.” For this purpose, “passive income” generally includes interest, dividends, rents, royalties and certain gains. The Corporation currently does not anticipate that it will be treated as a PFIC in the current taxable year or in the foreseeable future. However, the determination as to whether the Corporation is a PFIC for any taxable year is based on the application of complex United States federal income tax rules, which are subject to differing interpretations, and is not determinable until after the end of such taxable year. Because of the above described uncertainties, there can be no assurance that the IRS will not challenge the determination made by the Corporation concerning its PFIC status or that the Corporation will not be a PFIC for any taxable year. If the Corporation is classified as a PFIC in any year a U.S. Participant owns the Common Shares, certain adverse tax consequences could apply to such U.S. Participant. Certain elections may be available (including a mark-to-market election) to U.S. Participants that may mitigate some of the adverse consequences resulting from the Corporation’s treatment as a PFIC. U.S. Participants should consult their tax advisors regarding the application of the PFIC rules to their participation in the Plan and whether to make an election or protective election.

Backup Withholding Tax and Information Reporting

In general, information reporting requirements will apply to payments of dividends, as well as on proceeds from the sale, exchange or other taxable disposition of the Common Shares paid within the United States (and in certain cases, outside the United States) to U.S. Participants other than certain exempt recipients (such as corporations). In addition, backup withholding may apply to such amounts if a U.S. Participant fails to furnish a correct Taxpayer Identification Number on IRS Form W-9 (or substitute IRS Form W-9) or otherwise fails to comply with applicable requirements. Amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the U.S. Participant’s United States federal income tax liability, provided that certain required information is furnished to the IRS in a timely manner.

Certain U.S. Participants are required to report information relating to an interest in the Common Shares, subject to exceptions (including an exception for Common Shares held in accounts maintained by certain financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with its tax return for each year in which it held an interest in the Common Shares. U.S. Participants should consult their tax advisors regarding information reporting requirements relating to their participation in the Plan.

LEGAL MATTERS

The validity of the Common Shares offered by this prospectus will be passed upon for us by Burnet, Duckworth and Palmer LLP.

EXPERTS

The consolidated financial statements as of March 31, 2012, incorporated by reference into this prospectus, and the effectiveness of Just Energy’s internal control over financial reporting, have been audited by Ernst & Young LLP, independent registered Chartered Accountants, as stated in their reports, which are incorporated by reference herein. Such consolidated financial statements have been incorporated in reliance upon the reports of such firm, given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Item 8. Indemnification of Directors and Officers

Under the CBCA, the Registrant may indemnify a present or former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or another entity. The Registrant may not indemnify an individual unless the individual acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Registrant’s request and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. The indemnification may be made in connection with a derivative action only with court approval. The aforementioned individuals are entitled to indemnification from the Registrant as a matter of right if they were not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and acted in accordance with conditions set out above. The Registrant may advance moneys to the individual for the costs, charges and expenses of a proceeding; however, the individual shall repay the moneys if the individual does not fulfill the conditions set out above.

The by-laws of the Registrant provide that the Registrant may, subject to the limitations contained in the CBCA, purchase, maintain or participate in insurance for the benefit of any director, officer or certain other persons, as the Board may from time to time determine.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9. Exhibits

The following exhibits have been filed as part of this Registration Statement:

Exhibit No.	Description

4.1	Amended and Restated Dividend Reinvestment and Optional Share Purchase Plan.

5.1	Opinion of Burnet, Duckworth and Palmer LLP as to the legality of the securities being registered.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Burnet, Duckworth and Palmer LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (contained on the signature pages of this Registration Statement).

Item 10. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth above in paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form F–3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Country of Canada, on this 25th day of April, 2013.

JUST ENERGY GROUP INC.

By:	/s/ Ken Hartwick
Name:	Ken Hartwick
Title:	President and Chief Executive Officer

By:	/s/ Beth Summers
Name:	Beth Summers
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned officers and directors hereby constitutes and appoints Ken Hartwick or Beth Summers, or any of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file any and all documents relating to this Registration Statement on Form F-3, including any and all amendments, exhibits and supplements thereto, with any regulatory authority, granting unto the said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form F-3 has been signed by the following persons in the capacities indicated on the dates indicated.

Name	Title	Date

/s/ Ken Hartwick Ken Hartwick	Director, President and Chief Executive Officer (Principal Executive Officer)	April 25, 2013

/s/ Beth Summers Beth Summers	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 25, 2013

/s/ Rebecca MacDonald Rebecca MacDonald	Executive Chair	April 25, 2013

/s/ Hugh D. Segal Hon. Hugh D. Segal	Director	April 25, 2013

/s/ Michael Kirby Hon. Michael Kirby	Director	April 25, 2013

/s/ John A. Brussa John A. Brussa	Director	April 25, 2013

/s/ Brian R.D. Smith Brian R.D. Smith Q.C.	Director	April 25, 2013

Director
Hon. Gordon D. Giffin

/s/ Goerge Sladoje George Sladoje	Director	April 25, 2013

/s/ William F. Weld William F. Weld	Director	April 25, 2013

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Dividend Reinvestment and Optional Share Purchase Plan.

5.1	Opinion of Burnet, Duckworth and Palmer LLP as to the legality of the securities being registered.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Burnet, Duckworth and Palmer LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (contained on the signature pages of this Registration Statement).

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this Registration Statement on Form F-3 to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of Just Energy Group Inc. in the City of Toronto, on April 25, 2013.

JUST ENERGY (U.S.) CORP.
(Authorized Representative)

By:	/s/ Beth Summers
Name:	Beth Summers
Title:	Chief Financial Officer